Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
MGP Ingredients, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-51849, 333-119860, 333-137593, 333-162625, and 333-162626) on Post-Effective Amendment to Forms S-8 of MGP Ingredients, Inc. of our report dated March 12, 2014, with respect to the consolidated balance sheets of MGP Ingredients, Inc. and subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive income (loss), changes in stockholders’ equity, and cash flows for the years then ended, which appears in the December 31, 2013 annual report on Form 10-K of MGP Ingredients, Inc.

/s/ KPMG LLP

Kansas City, Missouri
March 12, 2014